Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Kurt Harrington at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Second Quarter 2013 Financial Results

Non-GAAP core operating income of $1.12 per share (diluted) for the second quarter 2013(1)

Dividend of $0.875 per share for the second quarter 2013, payable on July 31, 2013

Annualized dividend yield of 14%(2), 18%(3) on a tax adjusted basis

Book value per share at June 30, 2013 was $32.44

ARLINGTON, VA, July 29, 2013 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today reported non-GAAP core operating income of $18.9 million for the quarter ended June 30, 2013, or $1.12 per share (diluted). A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release. On a GAAP basis, the Company reported net income of $3.2 million for the quarter ended June 30, 2013, or $0.19 per share (diluted), compared to net income of $3.2 million for the quarter ended March 31, 2013, or $0.23 per share (diluted), and net income of $2.1 million, or $0.22 per share (diluted), for the quarter ended June 30, 2012.

As of June 30, 2013, the Company’s mortgage-backed securities (“MBS”) portfolio had a fair value of approximately $2.1 billion, consisting of $1.8 billion in agency-backed MBS and $328.9 million in private-label MBS. On a mark-to-market basis, the estimated hedged cost of funds of the Eurodollar futures associated with the agency-backed MBS portfolio is 1.99% on a weighted average basis over 5 years starting in September 2013, with an average balance over that period of $978 million. The Company also has $550 million in notional 10-year interest rate swap futures resulting in a combined hedged notional amount of approximately $1.5 billion.

Since June 30, 2013, the Company has reallocated capital to additional private-label MBS from agency-backed MBS, such that, as of July 29, 2013, the face value of the Company’s private-label MBS portfolio was $525 million and the face value of the Company’s agency-backed MBS portfolio was $1.5 billion. Combined hedges on the Company’s agency-backed MBS portfolio of $1.5 billion were unchanged at that date.

“We are encouraged that during the recent volatility in interest rates and interest rate sensitive securities, our hybrid portfolio structure comprised of substantially hedged agency-backed MBS and floating rate private-label MBS has performed well with book value flat and net interest income up $4.2 million for the quarter,” said J. Rock Tonkel, Jr., the Company's President and Chief Operating Officer.  “Our hybrid portfolio is structured to generate attractive current returns plus growth, and this quarter’s results again reflect that dynamic. We continue to see compelling investments and are optimistic about our opportunity as the economy, monetary policy and markets normalize.”

Second Quarter Highlights

Net interest income for the second quarter was $20.9 million, including non-cash accretion on private-label MBS of $0.5 million required under GAAP. Net realized cash gains were $2.0 million during the quarter. The three-month constant prepayment rate (“CPR”) for the Company’s agency-backed MBS as of June 30, 2013 was 8.24%. The Company’s debt to equity ratio at June 30, 2013 was approximately 3 to 1.

As of June 30, 2013, the Company’s agency-backed MBS portfolio consisted of $1.7 billion in face value with a cost basis of $1.9 billion and a fair value of $1.8 billion. As of June 30, 2013, all of the Company’s agency-backed MBS were fixed-rate 30-year MBS specifically selected for their prepayment protections with a weighted average coupon of 4.08%, a weighted average cost of 108.0, a weighted average market price of 105.2, and had a weighted average cost of repo funding of 38 basis points.

As of June 30, 2013, the Company’s private-label MBS portfolio consisted of $512.0 million in face value with an amortized cost basis of $271.8 million and a fair value of $328.9 million. The following table presents certain statistics of our private-label MBS portfolio as of or for the quarter ended June 30, 2013 (dollars in millions):

Total Private- Label MBS

Fair market value	$328.9
Fair market value (as a % of face value)	64.2%
Quarterly cash yield (as a % of average fair market value, excluding GAAP non-cash accretion)	8.1%

Quarterly unlevered yield (GAAP, as a % of amortized cost)	10.7%
Quarterly unlevered cash yield (excluding GAAP non-cash accretion)	10.0%
Average cost (as a % of face value)	51.4%
Weighted average coupon	3.9%

Face value	$512.0
Amortized cost	$271.8
Purchase discount	$240.2

60+ days delinquent	18.9%
Credit enhancement	0.6%
Severity (3-month)	45.9%
Constant prepayment rate (3-month)	16.1%

Dividend

The Company’s Board of Directors approved a $0.875 dividend for the second quarter of 2013. The dividend will be paid on July 31, 2013 to shareholders of record on June 28, 2013. This represented a 14% annualized dividend yield based on the Class A common stock closing price on the New York Stock Exchange (NYSE) of $25.86 on July 26, 2013.

(1)	Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (GAAP), the Company has disclosed non-GAAP core operating income for the quarter ended June 30, 2013 in this press release. This non-GAAP measurement is used by management to analyze and assess the Company’s operating results and dividends. Management believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on the performance of the Company and provides additional clarity around the Company's forward earnings capacity and trend.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

In determining core operating income, the Company has excluded certain costs and the following non-cash expenses: (i) compensation costs associated with stock-based awards, (ii) accretion of MBS purchase discounts adjusted for principal repayments in excess of proportionate invested capital, (iii) unrealized mark-to-market adjustments on the trading MBS and hedge instruments, and (iv) other-than-temporary impairment charges.

The following table presents a reconciliation of the GAAP financial results to non-GAAP measurements for the quarter ended June 30, 2013 (dollars in thousands):

GAAP net income	$3,194
Adjustments
Adjusted expenses(a)	2,371
Stock compensation	442
Net unrealized mark-to-market loss on trading MBS and hedge instruments	12,584
Other-than-temporary impairment charges	728
Adjusted interest related to purchase discount accretion	(464)
Non-GAAP core operating income	$18,855
Non-GAAP core operating income per share (diluted)	$1.12

(a)	Adjusted expenses represent certain professional fees, litigation recovery and income taxes that are not considered representative of routine activities of the Company.

(2)	Based on the annualized second quarter 2013 dividend and the Class A common stock closing price on the NYSE of $25.86 on July 26, 2013.
(3)	The Company's dividends are eligible for the 23.8% federal income tax rate on qualified dividend income, whereas dividends paid by a REIT are generally subject to the higher 43.4% tax rate on ordinary income. To provide the same return after payment of federal income tax as the Company, a REIT would be required to pay dividends providing an 18% yield.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that invests in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, the completion of the senior notes offering, market conditions, cash returns and earnings, investment opportunities, core cash operating expenses, portfolio allocation, plans and steps to position the Company to realize value, statements on tax benefits, including net loss carry-forwards, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in default rates, changes in the constant prepayment rate for the Company’s MBS, changes in our operating efficiency, changes in the Company’s returns, changes in the use of the Company’s tax benefits, maintenance of the Company’s low leverage posture, changes in the agency-backed MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate consistent cash earnings and dividends, preservation and utilization of our net operating loss and net capital loss carry-forwards, impacts of changes to Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve and the U.S. Treasury, availability of opportunities that meet or exceed our risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in and the effects on the Company of mortgage prepayment speeds, ability to realize book value growth through reflation of private-label MBS, and general economic, political, regulatory and market conditions. These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follows

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
	2013	2012	2013	2012
INTEREST INCOME	$23,145	$16,031	$41,473	$29,394

INTEREST EXPENSE
Interest on short-term debt	1,814	994	3,303	1,686
Interest on long-term debt	406	123	521	248
Total interest expense	2,220	1,117	3,824	1,934
Net interest income	20,925	14,914	37,649	27,460

OTHER LOSS, NET
Investment loss, net	(11,253)	(8,677)	(24,782)	(5,869)
Other loss	(4)	(4)	(8)	(8)
Total other loss, net	(11,257)	(8,681)	(24,790)	(5,877)
Operating income before other expenses	9,668	6,233	12,859	21,583

OTHER EXPENSES
Compensation and benefits	2,643	2,101	4,992	4,061
Professional services	555	891	1,676	2,475
Business development	30	55	62	72
Occupancy and equipment	111	150	232	245
Communications	46	53	93	105
Other operating expenses	535	460	641	898
Total other expenses	3,920	3,710	7,696	7,856

Income before income taxes	5,748	2,523	5,163	13,727

Income tax provision (benefit)	2,554	379	(1,208)	821

Net income	$3,194	$2,144	$6,371	$12,906

Basic earnings per share	$0.19	$0.22	$0.42	$1.47

Diluted earnings per share	$0.19	$0.22	$0.41	$1.47

Weighted average shares outstanding - basic (in thousands)	16,655	9,726	15,299	8,795
Weighted average shares outstanding - diluted (in thousands)	16,832	9,733	15,470	8,803

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	June 30, 2013	December 31, 2012

Cash and cash equivalents	$38,273	$35,837
Receivables
Interest	5,967	4,869
Sold securities receivable	27,192	26,773
Other	253	644
Mortgage-backed securities, at fair value
Available-for-sale	328,969	199,156
Trading	1,820,168	1,556,440
Other investments	2,125	2,347
Derivative assets, at fair value	49,827	-
Deferred tax assets, net	153,180	162,281
Deposits	32,596	85,652
Prepaid expenses and other assets	1,503	159
Total assets	$2,460,053	$2,074,158

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$1,775,316	$1,497,191
Interest payable	811	582
Accrued compensation and benefits	2,593	1,542
Dividend payable	14,633	-
Derivative liabilities, at fair value	63,328	76,850
Purchased securities payable	8,363	-
Accounts payable, accrued expenses and other liabilities	14,417	17,837
Long-term debt	40,000	15,000
Total liabilities	1,919,461	1,609,002

Equity:
Common stock	166	132
Additional paid-in capital	1,725,880	1,638,061
Accumulated other comprehensive income, net of taxes	49,418	38,985
Accumulated deficit	(1,234,872)	(1,212,022)
Total equity	540,592	465,156

Total liabilities and equity	$2,460,053	$2,074,158

Book Value per Share	$32.44	$35.24

Shares Outstanding (in thousands)	16,666	13,198